Exhibit 99.2

Contact:

Kenneth Smith

Chief Financial Officer

716.826.6500 ext. 3217

kwsmith@gibraltar1.com

Gibraltar Industries, Inc. Announces Proposed Private Offering of

$210 Million in Senior Subordinated Notes

Buffalo, New York, January 15, 2013—Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of products for building and industrial markets, today announced that it intends to commence an offering of $210 million in aggregate principal amount of senior subordinated notes due 2021, subject to market and other conditions (the “Notes”). The Notes will be guaranteed on an unsecured senior basis by certain of Gibraltar's existing and future subsidiaries.

Gibraltar intends to use the net proceeds from the offering to repurchase all of Gibraltar’s outstanding 8% Senior Subordinated Notes due 2015 (the “2015 Notes”) pursuant to the cash tender offer and consent solicitation announced today by Gibraltar (and to redeem any outstanding 2015 Notes not so repurchased and/or satisfy and discharge the indenture governing the 2015 Notes).

The Notes will only be offered and sold to qualified institutional buyers in the United States in reliance on the exemption from registration set forth in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities, and no offer, solicitation or sale will be made in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a confidential offering memorandum. This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the 2015 Notes. The tender offer and consent solicitation announced today are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated January 16, 2013, and related Letter of Transmittal and Consent. This press release is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Ph 716.826.6500, Fx 716.826.1589, gibraltar1.com

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and nonresidential repair and remodeling, as well as construction of industrial facilities and public infrastructure. The Company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across the U.S. and throughout the world. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the intended use of the net proceeds from sales of the Notes, and are generally identified with words such as “believe,” “could,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions. Such statements reflect management's current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect Gibraltar's forward-looking statements include, among other things, the completion of the tender offer and the receipt of consents sufficient to approve the proposed amendments to the indenture governing the Notes. In addition, please refer to the risk factors contained in Gibraltar's SEC filings available at www.sec.gov, including Gibraltar's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Gibraltar undertakes no obligation to update or revise any forward-looking statements for any reason.

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